Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Crown Media Holdings, Inc.:

        We consent to the incorporation by reference in the registration statement (No. 333-37588) on Form S-8 of Crown Media Holdings, Inc. of our report dated March 3, 2011, with respect to the consolidated balance sheets of Crown Media Holdings, Inc. and subsidiaries as of December 31, 2009 and 2010, and the related consolidated statements of operations, stockholders' deficit, and cash flows, for each of the years in the three-year period ended December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of Crown Media Holdings, Inc.

/s/ KPMG LLP

Denver, Colorado
March 3, 2011